Filed Pursuant to Rule 433

Registration No. 333-190576

MAXIM INTEGRATED PRODUCTS, INC.

$500,000,000 2.500% NOTES DUE 2018

ISSUER:	Maxim Integrated Products, Inc.

TITLE OF SECURITIES:	2.500% Notes due 2018

RATINGS*:	Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Rating Services

TRADE DATE:	November 14, 2013

SETTLEMENT DATE (T+5):	November 21, 2013

MATURITY DATE:	November 15, 2018

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.559%

BENCHMARK:	UST 1.250% due October 31, 2018

BENCHMARK TREASURY PRICE AND YIELD:	99-17+ ; 1.345%

YIELD TO MATURITY:	2.595%

SPREAD TO TREASURY:	+125 basis points

INTEREST RATE:	2.500% per annum

INTEREST PAYMENT DATES:	Semi-annually on each May 15 and November 15; commencing on May 15, 2014

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time prior to the maturity date at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 20 basis points.

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. LLC; Stifel, Nicolaus & Company, Incorporated.

CO MANAGERS:	Goldman, Sachs & Co.; J.P. Morgan Securities LLC; Wells Fargo Securities, LLC; Barclays Capital Inc.; HSBC Securities (USA) Inc.; SMBC Nikko Securities America, Inc.

CUSIP:	57772K AC5

ISIN:	US57772KAC53

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 800-294-1322 OR MORGAN STANLEY & CO. LLC AT 866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.